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                                                                   EXHIBIT 23.2

                                    INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lamar Advertising Company:


We consent to incorporation by reference in this registration statement on Form S-8 of Lamar Advertising Company of our report dated February 5, 1999, relating to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997, the two months ended December 31, 1996, and the year ended October 31, 1996, which report appears in the December 31, 1998, annual report on Form 10-K of Lamar Adveritising Company.



                                  /s/ KPMG LLP

                                  KPMG LLP



New Orleans, Louisiana
May 27, 1999